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For Immediate Release	Contacts:
	Investors:	Media:

	John C. van Roden	William T. Yanavitch

	(717) 225-2790	(717) 225-2760

Glatfelter Reports 2005 Second Quarter Results

York, PA, August 9, 2005: Glatfelter (NYSE: GLT) today reported net income of $1.7 million, or $0.04 per diluted share, for the second quarter of 2005, compared to a loss of $1.6 million, or $0.04 per diluted share, in the same quarter a year ago. Reported results for the second quarter of 2005 include an after-tax gain of $1.4 million, or $0.03 per diluted share, from the collection of insurance proceeds covering certain environmental liabilities. Excluding this non-recurring gain, adjusted results (which are reconciled to net income on page 6) for the second quarter of 2005 were $0.3 million, or $0.01 per diluted share. On an adjusted earnings basis, the Company’s improved financial performance in the quarter-to-quarter comparison was primarily due to higher volumes and pricing in the North America-based Specialty Papers business unit that more than offset weaker performance by the Company’s Europe-based Long Fiber & Overlay Papers business unit.

“The improved results of our Specialty Papers business unit reflect more favorable operating conditions in its targeted markets, the benefits of the 2004 North American Restructuring Program and the continued success from our new product development activities,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “However, our Long Fiber & Overlay Papers business unit continues to be adversely affected by weaker economic conditions in Western Europe and increased competition.”

Net sales totaled $145.3 million for the second quarter of 2005, an increase of $16.3 million, or 12.6%, compared to the same quarter a year ago. This growth was primarily driven by a $14.2 million increase in Specialty Papers’ net sales consisting of $5.1 million in higher product pricing and a 9.0% increase in volume. Long Fiber & Overlay Papers’ volumes shipped declined 1% and selling prices declined slightly on a constant currency basis in the quarter-to-quarter comparison. The decline in this unit’s performance reflects the adverse effects of a weaker economy in Western Europe and increased competition. The translation of foreign currencies favorably impacted 2005 second quarter net sales by $1.8 million compared to the same quarter a year ago.

Costs of products sold totaled $128.2 million for the second quarter of 2005, an increase of $12.3 million compared with the same quarter a year ago. In addition to the effect of a 7.8% increase in net tons shipped, higher fiber, other raw materials, and energy prices increased costs of products sold by approximately $3.2 million. The translation of foreign currencies increased costs by $1.8 million. These factors were partially offset by reduced labor costs attributable to the North American Restructuring Program and improved operating performance at the Company’s Neenah, WI facility. During the second quarters of 2005 and 2004, the Company completed its annually scheduled maintenance shutdowns of its Spring Grove, PA facility. These shutdowns result in increased maintenance spending and reduced production leading to unfavorable manufacturing variances that negatively affect costs of products sold. The Spring Grove maintenance shutdown had an estimated impact on gross profit of approximately $5.9 million in the second quarter of 2005 and $5.5 million in the comparable quarter a year ago. Gross profit increased to $19.8 million for the second quarter of 2005 compared to $16.0 million in the year earlier quarter.

Selling, general and administrative (“SG&A”) expenses in the second quarter of 2005 totaled $17.0 million compared with $15.7 million in the year-earlier second quarter. Legal fees, primarily related to the collection of insurance recoveries and other matters, increased $1.4 million in the quarter-to-quarter comparison. The translation of foreign currencies increased SG&A by $0.2 million.

For the first six months of 2005, net income totaled $8.0 million or $0.18 per diluted share, compared to $34.6 million and $0.79 per diluted share, respectively, in the same period of 2004. Reported results for the first six months of 2005 include after-tax gains of $1.4 million, or $0.03 per diluted share, from the collection of insurance proceeds covering certain environmental liabilities. The results for the first six months of 2004 benefited from after-tax gains totaling $35.0 million, or $0.80 per share, from sales of timberlands and the corporate aircraft and from insurance recoveries. In addition, the 2004 six month results include after-tax restructuring charges totaling $0.5 million, or $0.01 per diluted share.

Commenting on the outlook for 2005, Mr. Glatfelter stated, “Although we are seeing some softening in portions of our book publishing and envelope paper markets, overall, we expect market conditions in our Specialty Papers business unit to remain relatively stable accompanied by continued volume growth in Engineered Products. It is also clear that our Europe-based Long Fiber & Overlay Papers business unit is facing increased challenges. Certain markets will continue to be adversely affected by increased competition and overcapacity, and we expect other markets to be negatively impacted by weak economic conditions in Western Europe. We are currently developing a comprehensive program designed to improve the performance of this business unit. Similar to our successful 2004 North America Restructuring Program, the objectives of this program will include:

•	Improving productivity of European facilities through workforce redesign;

•	Reducing our costs to produce by implementing improved and expanded supply-chain management strategies and redesigning end-to-end planning and scheduling processes at our European operations; and

•	Enhancing new product development activities to aggressively pursue new market opportunities.”

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines and an office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, continued successful execution of the North American Restructuring Program, growth strategies and cost reduction initiatives, circumstances surrounding the Neenah facility and former Ecusta Division, and global political, economic, business, competitive, market, tax legislation and other regulatory factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

As previously announced, the Company will hold a conference call today at 2:00 PM (Eastern) to discuss its second quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software. You may also participate by calling (877) 692-2590 at 1:55 PM (Eastern). A taped replay of the conference call will be available within two hours of the conclusion of the call and until August 16, 2005. To access the taped replay, call (877) 519-4471 and enter conference PIN 6192321. The replay of the conference call also will be available on our website for at least one month following the call.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
In thousands, except per share	2005	2004	2005	2004
Net sales	$145,283	$129,029	$289,179	$261,106
Energy sales – net	2,715	2,894	5,259	5,308

Total revenues	147,998	131,923	294,438	266,414
Costs of products sold	128,165	115,881	246,011	229,873

Gross profit	19,833	16,042	48,427	36,541
Selling, general and administrative expenses	16,974	15,691	34,364	30,513
Restructuring charges	–	867	–	867
Gains on dispositions of plant, equipment and timberlands, net	(21)	(392)	(81)	(33,430)
Gains from insurance recoveries	(2,200)	(300)	(2,200)	(25,500)

Operating income	5,080	176	16,344	64,091
Nonoperating income (expense)
Interest expense	(3,290)	(3,280)	(6,550)	(6,695)
Interest income	559	453	1,057	896
Other – net	(25)	(271)	236	(58)

Total other income (expense)	(2,756)	(3,098)	(5,257)	(5,857)

Income before income taxes	2,324	(2,922)	11,087	58,234
Income tax provision	615	(1,293)	3,088	23,604

Net income	$1,709	$(1,629)	$7,999	$34,630

Basic and diluted earnings (loss) per share	$0.04	$(0.04)	$0.18	$0.79

Business Unit Financial Information
(unaudited)

Three months ended June 30
In thousands	Specialty Papers		Long Fiber & Overlay		Other and Unallocated		Total
	2005	2004	2005	2004	2005	2004	2005	2004
Net sales	$94,497	$80,271	$50,779	$48,486	$7	$272	$145,283	$129,029
Energy sales, net	2,715	2,894	–	–	–	–	2,715	2,894

Total revenue	97,212	83,165	50,779	48,486	7	272	147,998	131,923
Cost of products sold	89,202	79,641	42,831	39,748	9	364	132,042	119,753

Gross profit (loss)	8,010	3,524	7,948	8,738	(2)	(92)	15,956	12,170
SG&A	9,707	9,796	6,125	5,614	1,631	578	17,463	15,988
Pension income	–	–	–	–	(4,366)	(4,169)	(4,366)	(4,169)
Restructuring charges	–	–	–	–	–	867	–	867
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(21)	(392)	(21)	(392)
Gain on insurance recoveries	–	–	–	–	(2,200)	(300)	(2,200)	(300)

Total operating income (loss)	(1,697)	(6,272)	1,823	3,124	4,954	3,324	5,080	176
Non-operating income (expense)	–	–	–	–	(2,756)	(3,098)	(2,756)	(3,098)

Income before income taxes	$(1,697)	$(6,272)	$1,823	$3,124	$2,198	$226	$2,324	$(2,922)

Supplementary Data
Net tons sold	111,205	102,013	12,048	12,171	2	142	123,255	114,326
Depreciation expense	$9,000	$9,545	$3,790	$3,603	–	–	$12,790	$13,148

Results of individual business units are presented based on our management accounting practices and management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to accounting principles generally accepted in the United States of America; therefore, the financial results of individual business units are not necessarily comparable with similar information for any other company. The management accounting process uses assumptions and allocations to measure performance of the business units. Methodologies are refined from time to time as management accounting practices are enhanced and businesses change. The costs incurred by support areas not directly aligned with the business unit are allocated primarily based on an estimated utilization of support area services or included in “Other and Unallocated” in the table above. Certain prior period information has been reclassified to conform to the current period presentation.

Management evaluates results of operations before non-cash pension income, restructuring related charges, unusual items, effects of asset dispositions and insurance recoveries because it believes this is a more meaningful representation of the operating performance of its core papermaking businesses, the profitability of business units and the extent of cash flow generated from core operations. This presentation is closely aligned with the management and operating structure of our company. It is also on this basis that the Company’s performance is evaluated internally and by the Company’s Board of Directors.

Selected Financial Information
(unaudited)

	Six Months Ended June 30
In thousands	2005	2004
Cash Flow Data
Cash provided (used) by:
Operating activities		$4,911	$16,830
Investing activities	(13,875)	22,987
Financing activities	(6,460)	(43,968)
Depreciation, depletion and amortization	25,656	26,380
Capital expenditures	14,005	11,121
	June 30	December 31
	2005	2004
Balance Sheet Data
Cash and cash equivalents	$22,649	$39,951
Total assets	1,017,686	1,052,270
Total debt	209,308	211,226
Shareholders’ equity	412,607	420,370

This press release includes a discussion of earnings before the effects of certain specifically identified items. Management believes that such adjusted earnings are useful to investors as the impact on reported results of certain transactions are identified including, if applicable, strategic asset sales, insurance recoveries and unusual or nonrecurring charges that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company’s Board of Directors to measure operating performance. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to adjusted earnings discussed herein.

		Three Months Ended June 30
	2005		2004
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$1,709	$0.04	$(1,629)	$(0.04)
Restructuring charges	–	–	538	0.01
Insurance recoveries	(1,430)	(0.03)	(186)	–
Adjusted earnings	$279	$0.01	$(1,277)	$(0.03)

		Six Months Ended June 30
	2005		2004
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$7,999	$0.18	$34,630	$0.79
Restructuring charges	–	–	524	0.01
Timberland sales	–	–	(18,103)	(0.41)
Insurance recoveries	(1,430)	(0.03)	(15,402)	(0.35)
Corporate aircraft sale	–	–	(1,543)	(0.04)

Adjusted earnings	$6,569	$0.15	$106	$0.00

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